UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 6, 2007

MERITAGE HOMES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland	1-9977	86-0611231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17851 N. 85th Street, Suite 300, Scottsdale, Arizona 85255

(Address of Principal Executive Offices)(Zip Code)

(480) 515-8100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On July 6, 2007, Meritage Homes Corporation (the “Company”) announced in a press release information concerning its preliminary closings, orders and backlog for the second quarter of 2007. A copy of this press release, including information concerning forward-looking statements and factors that may affect its future results, is attached as Exhibit 99.1.

ITEM 2.06	MATERIAL IMPAIRMENTS

In connection with the preparation and review of its second quarter financial statements, the Company concluded that material charges for impairment to certain assets are required because of the continuing difficulty in certain of the housing markets in which it operates. As further discussed in the press release attached hereto at Exhibit 99.1, which is incorporated by reference herein, the housing market in general continues to be very challenging. Weak demand and high inventory levels have increased competition among homebuilders, pressuring margins despite reductions in new home starts, lot supplies and operating costs. As a result of the continued deterioration in the housing market, the Company expects to incur approximately $75-$80 million in pre-tax charges relating to inventory impairments and the write-off of land options.

In addition, the Company’s operations in Ft. Myers/Naples, Florida, continue to be significantly challenged. The Company expects such severely depressed conditions in the Ft. Myers area for the foreseeable future and therefore, the Company will record a non-cash pre-tax impairment charge of approximately $28 million related to the write-off of the goodwill and intangible assets related to its February 2005 acquisition in Ft. Myers/Naples.

Of the total impairment charges discussed above, the Company believes that substantially all represents prior cash expenditures, although a minimal portion of the current charges will be comprised of future cash expenditures.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1	Press Release dated July 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2007

MERITAGE HOMES CORPORATION

	/s/	Larry W. Seay
	By:	Larry W. Seay
Executive Vice President and Chief Financial Officer